Exhibit 99

John Devlin, Chief Financial Officer

FOR IMMEDIATE RELEASE

RAYTECH CORPORATION REPORTS IT HAS RECEIVED EARLY WARNING OF DELISTING FROM NEW YORK STOCK EXCHNAGE

Shelton, Connecticut, June 24, 2005 -Raytech Corporation (NYSE: RAY) (“Raytech”) today announced that it has received notice from the New York Stock Exchange ("NYSE") of revised standards for continued listing on the NYSE that will become applicable to Raytech on July 29, 2005. The NYSE further stated that a review of the financial condition of Raytech shows that it is currently "below criteria" under the revised standards for continued listing because its total market capitalization is less than $75 million over a 30-trading-day period and its stockholders' equity is less than $75 million.

Raytech does not believe that it can take steps which will permit it to satisfy the financial criteria of the NYSE. Therefore, Raytech believes that it is likely that the NYSE will take steps to delist Raytech after July 29, 2005. Raytech will evaluate its alternatives and respond to any official NYSE notification promptly after it is received.

Raytech Corporation is a worldwide manufacturer of wet and dry clutch, power transmission and brake systems as well as specialty engineered polymer matrix composite products and related services for vehicular applications, including automotive OEM, heavy duty on-and-off highway vehicles and aftermarket vehicular power transmission systems. Through two technology and research centers and five manufacturing operations worldwide, Raytech develops and delivers energy absorption, power transmission and custom-engineered components focusing on niche applications where its expertise and technological excellence provide a competitive edge.

Raytech Corporation, headquartered in Shelton, Connecticut, operates manufacturing facilities in the United States, Germany and China as well as technology and research centers in Indiana and Germany. The Company's operations are strategically situated in close proximity to major customers and within easy reach of geographical areas with demonstrated growth potential.

Raytech common stock is listed on the New York Stock Exchange and trades under the symbol "RAY." Company information may be accessed on our Internet website http://www.raytech.com.